Exhibit 99.1

PRESS RELEASE

Contact: Nicole Estrin Associate Director of Corporate Communications & IR 650-517-8472 nestrin@nuvelo.com	Carolyn Bumgardner Wang WeissComm Partners, Inc. 415-946-1065 carolyn@weisscommpartners.com

NUVELO ANNOUNCES ORGANIZATIONAL CHANGES TO SUPPORT ANTICIPATED

GROWTH AND FUTURE COMMERCIALIZATION

SAN CARLOS, Calif., November 17, 2005 – Nuvelo Inc. (Nasdaq: NUVO) today announced changes to its organizational structure to support anticipated growth as the company prepares to transition from a development stage company to a commercial organization. As part of this transition, Nuvelo will recruit a permanent chief financial officer who can support the company from the development stage through commercialization. During the interim period, Gary Titus, Nuvelo’s vice president of finance and chief accounting officer will assume the additional role of acting chief financial officer. Lee Bendekgey will continue as senior vice president and general counsel of Nuvelo.

“I want to take this opportunity to recognize Lee for his continued dedication to the company and thank him for taking on the additional role of CFO last year,” said Ted W. Love, M.D. chairman and chief executive officer of Nuvelo. “He has made significant contributions to Nuvelo and will continue to add value as senior vice president and general counsel.”

“Nuvelo’s organization is continuing to evolve as we progress our clinical programs and begin to lay the foundation for commercialization of alfimeprase,” added Dr. Love. “Gary has provided excellent financial leadership as chief accounting officer and I have confidence in his ability to direct our finance department. We are consolidating financial functions with Gary while we search for a chief financial officer who has extensive commercialization experience that will ensure we are positioned to address our next phase of growth and expansion.”

Mr. Titus joined Nuvelo in January 2003 as a senior director of finance, bringing 15 years of financial management experience to the company. In July 2004, he was promoted to vice president of finance and chief accounting officer, assuming additional responsibilities for the facilities and information technologies groups. Prior to Nuvelo, he served as a senior director of finance at emerging life science companies including Metabolex, Inc., and IntraBiotics Pharmaceuticals, Inc. In addition, he held a variety of financial management positions at Johnson & Johnson. Mr. Titus is a CPA and has a bachelor’s degree in finance from the University of Florida and a bachelor’s degree in accounting from the University of South Florida. He is a participant in the U.C. Berkeley, Haas School of Business Global BioExecutive program and is a member of the AICPA and The Association of Bioscience Financial Officers (ABFO).

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s clinical pipeline includes alfimeprase, a direct acting thrombolytic in Phase 3 trials for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion (CO) and rNAPc2, an anticoagulant currently in Phase 2 trials that inhibits the factor VIIa and tissue factor complex. In addition, Nuvelo has identified NU206 as a preclinical development candidate for the potential treatment of gastrointestinal mucositis from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the timing and progress of Nuvelo’s clinical stage and internal research and development programs, the timing of Nuvelo’s potential commercial launch of alfimeprase, the status of regulatory filings with the FDA and foreign regulators, the expenses, revenues and the potential for profits from sales of any drug products resulting from such programs, and the timing and availability of future financing, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to clinical development processes; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004, quarterly report on Form 10-Q for the quarter ended September 30, 2005, and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com